UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — March 28, 2014

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, New York, New York 10151

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 8.01.	Other Events.

On March 28, 2014, MDC Partners Inc. (“MDC”) announced that it has priced its private offering of an additional $75 million aggregate principal amount of 6.75% senior notes due 2020 (the “Notes”). The Notes are expected to be issued under its existing Indenture (the “Indenture”) governing the 6.75% Senior Notes due 2020 that the Company issued on March 20, 2013 and November 15, 2013 (the “Existing Notes” and, together with the Notes, the “Senior Notes”) as supplemented by a supplemental indenture, among the Company, the note guarantors and The Bank of New York Mellon, as trustee (the “Supplemental Indenture”). Upon completion of this private placement, the aggregate principal amount of outstanding Senior Notes will be $735 million. MDC intends to use the net proceeds of the offering for general corporate purposes, including the funding of deferred acquisition consideration, working capital, acquisitions and the repayment of the amount outstanding, if any, under our senior secured revolving credit facility. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Senior Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the Senior Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. This announcement does not constitute an offer to sell or the solicitation of an offer to buy Senior Notes in any jurisdiction in which such an offer or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Text of press release issued by MDC Partners Inc. on March 28, 2014 regarding the pricing of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 28, 2014	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary